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                                                                 EXHIBIT 10.30

[INTERMUNE PHARMACEUTICALS LOGO]

May 15, 2000

John Wulf

Re:  Offer of Employment

Dear John:

On behalf of INTERMUNE PHARMACEUTICALS, INC., (the "Company"), I am pleased to offer you the position of Senior Vice President of Corporate Development, reporting to W. Scott Harkonen, President and CEO.

The terms of your employment will be as follows:

Your starting salary will be $210,000 per year. In addition, you will be eligible for a year-end annual bonus of up to 25% of your base salary. As a full-time employee, you will be eligible for the Company's standard benefits package including participation in the Company's Employee Stock Purchase Plan and medical and dental insurance coverage. Your position is exempt, and you will not be eligible for overtime. You will be entitled to three weeks paid vacation per year. In addition, on July 31, 2000, the Company will provide you with a one-time sign-on bonus of $40,000, which is subject to full payback by you if employment is terminated by you prior to the first anniversary of your start date.

Subject to approval of the Board of Directors at its next meeting or by its next written action, you will be granted an option to purchase 110,000 shares of the Company's common stock. Your right to exercise the shares of this option will be subject to a vesting schedule with a one-year cliff (beginning on your start date) and monthly vesting thereafter such that all110,000 shares of your option will be fully vested at the end of four years of completed employment. The terms and conditions of this option will be governed by an agreement that you will be required to sign. In addition, subject to approval by the Board of Directors, you will be eligible to receive an additional stock option grant at the end of this year.

In the event of termination of your employment with the Company other than for cause, you will be entitled to receive continuation of salary and benefits for six months following your termination date. You will be entitled to continue all vesting with respect to the Company's stock during such six-month period. In addition, subject to approval of the Board of Directors, in the event of a change in control of the Company's ownership and a significant change in your responsibilities at the Company, 100% of the unvested shares subject to all of your outstanding options will fully vest.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Invention Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or propriety

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material or processes of any previous employer.  Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through Wednesday, May 24, 2000. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Invention Agreement shall be the terms of your employment, superseding any other employment agreements or understandings with the Company. Any additions or modifications of these terms must be in writing and signed by you and an executive officer of the Company. Your start date is on or before Monday, June 19, 2000.

Again, let me indicate how pleased I am to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please indicate your acceptance by signing and returning the enclosed duplicate original of this letter to me.

Very truly yours,

/s/ W. Scott Harkonen
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W. Scott Harkonen, M.D.
President and CEO
InterMune Pharmaceuticals, Inc.


UNDERSTOOD AND ACCEPTED:


/s/ John Wulf                           5/19/00
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John Wulf                               Date